Exhibit 10.24

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), effective as of May 15, 2017, is entered into by and between T Acquisition, Inc., a Texas corporation and registered bank holding company (“Holding Company”), T Bancshares, Inc., a Texas corporation and registered bank holding company (“IHC”), and T Bank N.A., a national banking association (“Bank”).

WHEREAS, Holding Company indirectly owns, through IHC, 100% of the issued and outstanding capital stock of Bank; and

WHEREAS, Holding Company, IHC and Bank are members of an affiliated group within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which Holding Company is the common parent corporation (the “Group”);

WHEREAS, Bank, IHC and Holding Company are and have been willing to be included in the filing of a consolidated federal income tax return for all taxable years since the year ended December 31, 2017, and for any subsequent taxable periods for which the Group is required to file such a return, or is permitted to file such a return, provided that Bank is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated federal income tax return;

WHEREAS, Holding Company, IHC and Bank desire to pay their appropriate individual share of the consolidated federal income tax liability and/or receive their appropriate individual share of any tax benefits provided by them in the filing of a consolidated federal income tax return;

WHEREAS, Holding Company, IHC and Bank also desire that a method be established for allocating the consolidated “federal income tax liability” (as determined under Treasury regulations section 1.1502-2) of the Group among its members (as required by section 1552(a) of the Code) and the manner in which such liability shall be paid;

WHEREAS, the Group desires to pay its appropriate individual share of Texas franchise tax liability and/or receive its appropriate individual shares of any tax benefits by them in filing of a combined Texas franchise tax return;

NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings hereinafter provided, Holding Company, IHC and Bank hereby agree as follows:
1.
Consolidated Return Election. Holding Company, Bank and IHC agree to join in the filing of a consolidated federal income tax return by Holding Company for the year ended 2017, and for any subsequent taxable periods for which the Group is required to file such a return, or is permitted to file such a return, together with any additional members that may be included in the Group after the date of this agreement. Each member of the Group agrees to execute and file such consents, elections and other documents and to take all such other actions as may be necessary or appropriate to carry out the purpose of this Agreement. Any period for which a consolidated federal income tax return is filed by Holding Company pursuant to this Agreement is referred to in this Agreement as a “Consolidated Return Year.”

2.
Filing and Preparation of Future Returns. Holding Company agrees that it will prepare and file in a timely manner all Federal and other income tax returns required to be filed on behalf of Holding Company and its subsidiary corporations (including IHC and Bank) and will pay the taxes shown to be due thereon.

3.
Estimated Payments. For the taxable year ended 2017 and every taxable year thereafter the parties shall cause to be prepared, minimum estimated quarterly income tax payments which would be required to be paid by each subsidiary as if it were to report its income and expenses to the Internal Revenue Service as a separate entity and avoid the imposition of an addition to its tax for an underpayment of estimated income tax payments. Bank and IHC shall pay to Holding Company an amount equal to each such estimated income tax payment on the date on which each such subsidiary would have been required to make such estimated income tax payment as if it were reporting to the Internal Revenue Service as a separate entity. The liability of Holding Company and each subsidiary of Holding Company (including IHC and Bank) for estimated taxes as established under this Agreement shall be computed in a manner consistent with the provision of Treasury Regulations section 1.1552-(a)(2)(ii).

4.           Year-End Taxes.
(a)
For the taxable year ended 2017 and every taxable year thereafter the parties shall cause to be prepared, in a form consistent with Bank’s tax basis accounting rules, a computation of the Federal income tax liability for such year of each subsidiary as if each such subsidiary were reporting its income and expenses to the Internal Revenue Service as a separate entity. The liability of Holding Company, Bank and IHC and any other direct or indirect corporate subsidiary of the Holding Company that is treated as a member of the affiliated group of which Holding Company is the parent corporation (each a “Corporate Subsidiary”) for income taxes as established under this Agreement shall be computed in a manner consistent with the provisions of Treasury Regulations section 1.1552-1(a)(2)(ii).

(b)
Each Corporate Subsidiary (including IHC and Bank) shall pay to Holding Company an amount equal to the income tax liability computed under paragraph 4(a) above for that subsidiary, reduced by the amount of any credits attributable to the assets or operations for that subsidiary and further reduced by the amount of any estimated tax payments made to Holding Company under the provisions of paragraph 3 above by that subsidiary.

(c)
In the event the computation of a Corporate Subsidiary’s income tax liability under paragraph 4(a) above, shall reflect an incurred loss for any year, and that subsidiary would have been due a federal income tax refund as a result of certain loss carryback provisions of the Internal Revenue Code, then Holding Company shall pay to that subsidiary an amount equal to such hypothetical income tax refund plus the amount of any estimated tax payments for such year made by such Corporate Subsidiary; provided, however, in no event shall Holding Company be required to make any payment hereunder in excess of the aggregate of all payments made by such Corporate Subsidiary under paragraphs 3 and 4(b) hereof.

(d)
Payments required under paragraphs 4(b) or 4(c) above shall be made on the date on which subsidiaries would have been required to make a final income tax payment with respect to such year on the assumption that subsidiaries would have had income tax liability for such year.

(e)
Notwithstanding anything to the contrary, to the extent that the provisions of paragraphs 3 and 4 above conflict with the provisions of paragraphs 10 and 11, the provisions of paragraphs 10 and 11 shall control.

5.
Net Operating Losses. If, for any Consolidated Return Year, Holding Company or a Corporate Subsidiary (including IHC and Bank) has a net operating loss that reduces the consolidated federal tax liability of the Group below the amount that would have been payable if Holding Company or such Corporate Subsidiary had not incurred such loss, the other members of the group agree to pay the full amount of the reduction so computed to Holding Company or the Corporate Subsidiary who incurred the loss within a reasonable time of the determination that a payment from the other member of the group is due to Holding Company or the Corporate Subsidiary who incurred the loss, or upon receipt of the refund from tax authorities, if applicable, whichever is later.

6.
Tax Adjustments. In the event of any adjustment to the consolidated federal income tax returns which includes Holding Company and any Corporate Subsidiaries as filed (whether by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service), the liability of Holding Company and each Corporate Subsidiary included in such federal income tax return under paragraphs 3, 4 and 5, shall be to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and any payment hereby required under paragraphs 3, 4 and 5, by Corporate Subsidiaries to Holding Company or by Holding Company to the Internal Revenue Service, as the case may be, shall be made within a reasonable time after payments of additional tax liability are made or refunds of taxes paid are received.

7.
Deferred Tax Liabilities or Deferred Tax Assets. Holding Company, IHC and Bank agree that there will be no payment or other transfer between the entities of deferred tax liabilities or deferred tax assets between Holding Company, IHC, Bank or any of the remaining members of the Group.

8.
Tax Earnings and Profits. The liability of Holding Company, IHC and Bank as established under this Agreement shall be computed in a manner consistent with the provision of Treasury Regulations section 1.1552-l(a)(2)(ii).

9.
State Taxes. Holding Company, IHC and Bank will file a combined Texas franchise tax return. These parties agree that the tax allocation concepts outlined in paragraphs 2 through 9 above will apply for purposes of determining, preparing returns and allocating the Texas tax liabilities and benefits.

10.
Intent and Interpretation. An intent of this Agreement is to provide an equitable allocation of the Tax liability of the Consolidated Group between Holding Company, IHC and Bank, with no party hereto being responsible for (nor being permitted to make) any payments in excess of the amount which would be required if a member of the Consolidated Group filed a tax return as a separate entity or any payments prior to the time such party would have been obligated to pay the Tax Authority had such member filed its tax return as a separate entity. An intent of this Agreement is also to comply with the Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure (effective December 23, 1998, as revised from time to time) (the “Policy Statement”).

HOLDING COMPANY, IHC AND BANK ARE SUBJECT TO LEGAL AND REGULATORY REQUIREMENTS GOVERNING THE PAYMENT OF FEDERAL INCOME TAX LIABILITIES, AND NOTHING HEREIN SHALL BE CONSTRUED AS AUTHORIZING HOLDING COMPANY, IHC, BANK OR BANK SUBSIDIARIES TO ACT OUTSIDE ITS AUTHORITY OR TO SATISFY EACH ENTITY’S FEDERAL INCOME TAX OBLIGATION IN A WAY THAT WOULD VIOLATE SUCH REQUIREMENTS. EACH OF HOLDING COMPANY, IHC, BANK AND BANK SUBSIDIARIES AGREES TO ADVISE EACH OTHER OF APPLICABLE REQUIREMENTS AND RESTRICTIONS, INCLUDING REQUIRED AMENDMENTS TO THIS AGREEMENT THAT MAY BECOME NECESSARY FROM TIME TO TIME, AND TO COOPERATE WITH THE OTHER IN PERFORMING HEREUNDER SO AS NOT TO VIOLATE SUCH LEGAL AND REGULATORY REQUIREMENTS, INCLUDING WITHOUT LIMITATION, COMPLIANCE WITH ALL OF THE PROVISIONS OF SECTIONS 23A AND 23B OF THE FEDERAL RESERVE ACT, ALL REGULATIONS PROMULGATED THEREUNDER, AND THE POLICY STATEMENT. IF, FOR ANY REASON, ONE OR MORE OF THE PROVISIONS HEREIN IS NOT COMPLIED WITH OR REQUIRES AMENDMENT, THEN THE PARTIES HERETO AGREE TO NOTIFY THE OTHER OF SUCH NONCOMPLIANCE OR THE REQUISITE AMENDMENT AS SOON AS SUCH PARTY BECOMES AWARE OF SUCH CONDITION.

11.
Agency Relationship. The parties intend that Holding Company shall be an agent for IHC and Bank, and any other subsidiary of Holding Company with respect to all matters related to consolidated tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship. If Holding Company receives a tax refund from a taxing authority that is attributable to income earned, taxes paid or tax losses incurred by IHC and Bank or another subsidiary of Holding Company, those funds shall be deemed to be received by Holding Company as agent for IHC and Bank or such other subsidiary, as applicable. Any such tax refund attributable to income earned, taxes paid, and losses incurred by IHC, Bank or other subsidiary of Holding Company is the property of and owned by IHC, Bank or such other subsidiary of Holding Company, as applicable, and shall be held in trust by Holding Company for the benefit of IHC, Bank or such other subsidiary of Holding Company, as applicable. Holding Company shall forward promptly the amounts held in trust to Bank, Bank Subsidiaries, IHC or such other subsidiary of Holding Company, as applicable. Nothing in this agreement is intended to be or should be construed to provide Holding Company with an ownership interest in any tax refund that is attributable to income earned, taxes paid, and losses incurred by Bank, Bank Subsidiaries, IHC or such other subsidiary of Holding Company. Holding Company hereby agrees that this tax sharing agreement does not give it an ownership interest in a tax refund generated by the tax attributes of Bank, Bank Subsidiaries, IHC or such other subsidiary of Holding Company.

Conversely, if Bank, Bank Subsidiaries, IHC or a subsidiary of Holding Company receives a tax refund from a tax authority that is attributable to income earned, taxes paid or tax losses incurred by Holding Company as if Holding Company had filed a Return as a separate entity, such tax refund shall be deemed to be the property of and owned by Holding Company, and Bank, Bank Subsidiaries, IHC or the applicable subsidiary shall forward promptly to Holding Company such amounts in accordance with this Agreement. Nothing in this Agreement is intended to be or should be construed to provide Bank, Bank Subsidiaries, IHC or any subsidiary with an ownership interest in any tax refund that is attributable to income earned, taxes paid or tax losses incurred by Holding Company.
12.
Binding Effect. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties thereto to the same extent as if such successor had been an original party to this Agreement.

13.
Amendment and Termination. This Agreement may be amended or terminated in whole or in part only by a written instrument signed by all of the parties hereto, including any corporation or other entity that becomes a party hereto after the date of this Agreement, but excluding any party that has ceased to be a member of the Group as of the date of such amendment or termination.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 2nd day of February, 2018.

HOLDING COMPANY

By:	/s/ Patrick Howard
Patrick Howard, President & CEO

IHC

By:	/s/ Patrick Howard
Patrick Howard, President & CEO

BANK

By:	/s/ Patrick Howard
Patrick Howard, President & CEO